Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS
Year over Year Revenue Growth of 52% — Adjusted EBITDA Growth of 50%
SAN FRANCISCO, CALIF. — April 25, 2007 — LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the first quarter ended March 31, 2007.
Total revenue for the first quarter of 2007 was $15.5 million, an increase of 52% from $10.2 million in the first quarter of 2006. GAAP net income for the first quarter of 2007 was $4.5 million or $0.11 per diluted share, compared to $3.0 million or $0.06 per diluted share in the first quarter of 2006. The weighted average fully diluted share count for the first quarter of 2007 was 40,488,000.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the first quarter of 2007 was $7.3 million, an increase of 50% from $4.9 million in the first quarter of 2006. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
The number of LoopNet registered members, which includes both basic and premium members, grew to 2,003,498 during the first quarter of 2007, a 59% increase over the first quarter of 2006. The number of LoopNet premium members increased to 84,483, a 30% increase over the first quarter of 2006. The average monthly price of premium membership increased to $49.75, a 10.5% increase over the first quarter of 2006. There were over 479,000 total commercial real estate listings active on LoopNet’s website as of the end of the first quarter, an increase of 32% over the first quarter of 2006. In addition, there were 38.3 million profile views of listings on LoopNet’s website during the quarter, an increase of 35% over the first quarter of 2006. Average monthly unique visitors during the first quarter of 2007, as reported by comScore Media Metrix, were approximately 880,000 a 50% increase over the first quarter of 2006.
LoopNet announced today that it has signed agreements with the American City Business Journals (www.bizjournals.com) and Globe Street (www.globest.com). These agreements provide additional marketing channels for LoopNet members marketing properties by syndicating LoopNet listings to the partner web sites, and through the Bizjournals agreement provide additional news and information content to LoopNet’s users. For more information about these partnerships please see the original release at www.LoopNet.com.
“We are very pleased with the ongoing progress we made serving our customers and growing our business during the first quarter”, said Richard Boyle, CEO and President of LoopNet, Inc. “We continued to grow the activity and liquidity of the LoopNet marketplace, providing increasing value to our members as we do so. We have always had a partnership based approach to working with the industry, and we think the previously announced agreements we signed during the quarter with industry leading firms such as CB Richard Ellis, Cushman & Wakefield and Coldwell Banker Commercial further demonstrate that fact.”
Balance Sheet and Liquidity
As of March 31, 2007, LoopNet had $98 million of cash, cash equivalents and short-term investments and no debt.

2007 Outlook
Based on current visibility, the Company expects revenue for the quarter ending June 30, 2007 to be in the range of $16.4 to $16.6 million, Adjusted EBITDA to be in the range of $7.6 to $7.8 million and GAAP net income to be in the range of $0.11 to $0.12 per diluted share, assuming stock-based compensation of approximately $0.01 per share and an effective tax rate of approximately 41.3%. The Company expects revenue for the full year of 2007 to be in the range of $66.4 to $67.8 million, Adjusted EBITDA to be in the range of $31.1 to $32.3 million and GAAP net income to be in the range of $0.44 to $0.46 per diluted share, assuming stock-based compensation of approximately $0.06 per share and an effective tax rate of approximately 41.3%.
Conference Call Information
LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PDT, 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of LoopNet, Inc.’s conference call, which can be accessed on the investor relations section of our website at investor.LoopNet.com/events.cfm. For investors unable to participate in the live conference call, an audio replay will be available until Monday, April 30, 2007 at 9:00 p.m. PDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 5187943. A web cast replay of the call will be available on the investor relations section of our website at investor.LoopNet.com/events.cfm approximately two hours after the conclusion of the call and will remain available for 30 calendar days.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$85,790	$76,817
Short-term investments	3,238	21,329
Accounts receivable, net of allowance of $57 and $40, respectively	1,138	1,183
Prepaid expenses and other current assets	1,518	765
Deferred income taxes	402	402

Total current assets	92,086	100,496

Property and equipment, net	1,020	1,334
Goodwill	2,417	2,417
Intangibles, net	1,312	1,286
Deferred income taxes	3,083	2,928
Deposits and other noncurrent assets	287	282

Total assets	$100,205	$108,743

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$169	$284
Accrued compensation and benefits	2,200	1,350
Accrued liabilities	864	986
Deferred revenue	6,969	8,317
Income taxes payable	—	737

Total current liabilities	10,202	11,674

Commitments and contingencies Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 37,897,114 and 38,271,748 shares issued and outstanding at December 31, 2006 and March 31, 2007, respectively	38	38
Additional paid in capital	97,072	99,587
Other comprehensive income	(31)	(29)
Accumulated deficit	(7,076)	(2,527)

Total stockholders’ equity	90,003	97,069

Total liabilities and stockholders’ equity	$100,205	$108,743

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2006	2007

Revenues	$10,226	$15,515
Cost of revenue (1)	1,228	1,780

Gross margin	8,998	13,735

Operating Expenses (1):
Sales and marketing	1,949	3,259
Technology and product development	960	1,350
General and administrative	1,478	2,569

Total operating expenses	4,387	7,178

Income from operations	4,611	6,557

Interest income, net	255	1,181
Other income (expense), net	(2)	12

Income before tax	4,864	7,750

Income tax expense	1,899	3,201

Net Income	$2,965	$4,549

Net income per share
Basic	$0.08	$0.12

Diluted	$0.06	$0.11

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$8	$67
Sales and marketing	51	238
Technology and product development	23	91
General and administrative	32	159

Total	$114	$555

	Three months ended March 31,
Reconciliation of GAAP Net Income to Non-GAAP Measures	2006	2007

Net Income	$2,965	$4,549

Add back (deduct) Income tax expense	1,899	3,201
Depreciation and amortization	149	178
Interest income, net	(255)	(1,181)
Other income, net	2	(12)
Stock-based compensation	114	555

Adjusted EBITDA	$4,874	$7,290

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2006	2007
Cash flows from operating activities:
Net income	$2,965	$4,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	149	178
Stock-based compensation	114	555
Net loss on disposal of assets	3	—
Deferred income tax	1,796	155
Changes in operating assets and liabilities:
Accounts receivable	(65)	(46)
Prepaid expenses and other assets	26	712
Income taxes payable	52	737
Accounts payable	47	116
Accrued expenses and other current liabilities	531	122
Accrued compensation and benefits	(277)	(850)
Deferred revenue	949	1,348

Net cash provided by operating activities	6,290	7,576

Cash flows from investing activities:
Purchase of property and equipment	(207)	(461)
Purchase of short-term investments	—	(18,048)

Net cash used in investing activities	(207)	(18,509)

Cash flows from financing activities:
Net proceeds from exercise of stock options	23	270
Net proceeds from exercise of preferred warrants	1	—
Net proceeds from payment of note receivable on options exercised and restricted stock purchased	456	—
Deferred initial public offering costs	(987)	—
Tax benefits from exercise of stock options	—	1,690

Net cash provided by (used in) financing activities	(507)	1,960

Net increase in cash and cash equivalents	5,576	(8,973)

Cash and cash equivalents at beginning of period	18,765	85,790

Cash and cash equivalents at end of period	$24,341	$76,817